FOR IMMEDIATE RELEASE
Contact: Ben Kiser
Phone: (402) 458-3024
Email: Ben.Kiser@Nelnet.net

Nelnet Bank Becomes First Industrial Bank to Begin Operating in 12 Years
The new bank will focus on education loan refinancing and private lending for students and families.
SALT LAKE CITY, Utah, November 2, 2020 – Nelnet Bank launched today providing student loan refinancing, with plans to offer additional private loan options for students in 2021. Leveraging Nelnet's decades of experience with helping students and families plan and pay for their education, the Bank will operate as an internet bank franchise from a home office in Salt Lake City.
In March 2020, the Federal Deposit Insurance Corporation (FDIC) and the Utah Department of Financial Institutions conditionally approved an application from Nelnet, Inc. (NYSE: NNI) for deposit insurance and a Utah state-chartered industrial bank, respectively, to create a de novo bank. Nelnet’s application was filed in November 2019.
Nelnet Bank’s primary focus is to help students and families develop healthy spending and saving habits and make well-informed decisions about loans when paying for education expenses. When borrowers and their families exhaust their federal student loan options, Nelnet Bank will be a place they can turn to further fund their education.
Nelnet Bank Chief Executive Officer Andrea Moss said, “At Nelnet Bank, our mission is to help families achieve their dreams with financial knowledge and access to education. Nelnet Bank will allow us to meet the changing and diverse needs of the higher education market.”
Nelnet Bank will deliver outstanding products and customer experience by making use of modern technology and design that appeals to both students and their families. Initially available via web browser, Nelnet Bank will have mobile apps available through the iOS App Store and Google Play Store in the future. Nelnet Bank will leverage industry-leading cybersecurity practices to keep customers and their data safe.
“Launching Nelnet Bank is an exciting milestone for Nelnet with our deep educational experience serving families and schools,” said Tim Tewes, president of Nelnet. “Being the first industrial-chartered bank established since 2008 speaks to this experience as well as Nelnet’s financial strength and the strength of the Bank’s leadership team.”
Nelnet Bank was funded with an initial capital commitment of $100 million from Nelnet. Nelnet Bank will operate as a subsidiary of Nelnet, and the industrial bank charter will allow the company to maintain its other diversified business offerings.
About Nelnet Bank
Nelnet Bank is an online bank that provides education lending products for students and families. Leveraging Nelnet’s expertise from more than 40 years in student lending and servicing, Nelnet Bank serves diverse markets including students, young professionals, and higher education. The bank carries forward Nelnet’s commitment to our communities by creating scholarships for low income students, providing local non-profit leadership, and other direct community development investments. Accounts are subject to approval. Nelnet Bank received an Industrial Loan Company (ILC) charter in 2020. Nelnet Bank, Member FDIC. Nelnet Bank is a subsidiary of Nelnet, Inc. For more information, visit NelnetBank.com.

About Nelnet
Nelnet (NYSE: NNI) is a diversified and innovative company focused on offering educational services, technology solutions, telecommunications, and asset management. Nelnet helps students and families plan and pay for their education and makes the administrative processes for schools more efficient with student loan servicing, tuition payment processing, and school administration software. Through its investment in ALLO Communications, Nelnet offers fiber optic services directly to homes and businesses for ultra-fast internet and superior telephone and television services. The company also makes investments in real estate and early-stage and emerging growth companies. For more information, visit NelnetInc.com.
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